Bingham Dana                            Bingham Dana LLP
                                        150 Federal Street
                                        Boston, Massachusetts 02110-1726
                                        Tel: (617) 951-8000
                                        Fax: (617) 951-8736

                                        Boston, New York, Washington,
                                        Los Angeles, Hartford and London

                     April 21, 1998

Mosaic Focus Fund Trust
1655 Fort Myer Drive
Arlington, Virginia  22209

Ladies and Gentlemen:

    We have acted as special Massachusetts counsel for Mosaic Focus Fund Trust (the "Trust"), a Massachusetts business trust created under a written Declaration of Trust effective as of April 14, 1998 (the
"Declaration of Trust").

    In connection with this opinion, we have examined the following described documents:

    (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

    (b) a copy, as filed with the Secretary of State of the Commonwealth of Massachusetts on April 13, 1998, of the Trust's
Declaration of Trust; and

    (c) A certificate executed by an appropriate officer of the Trust certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of shares of beneficial interest in the Trust.

    In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all the documents reviewed by us as copies or as conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

    This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

    This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth.

    We understand that all the foregoing assumptions and limitations are acceptable to you.

    Based upon and subject to the foregoing, please be advised that it is our opinion that:

    1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

    2. The shares of beneficial interest of such Trust, when issued and sold in accordance with the Declaration of Trust will be legally issued, fully paid and non-assessable. Shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.

    We understand that this opinion will be filed with the Securities and Exchange Commission as an exhibit to the Trust's Registration
Statement on Form N-1A under the Securities Act of 1933, and we hereby consent to such use and filing of this opinion.

                                 Very truly yours,


                                 (signature)
                                 Bingham Dana LLP






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